Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos.333-65974, 333-41454, 33-50922, 33-61532, 33-66482, 33-80726, 333-105910,
333-105886 and 333-33485 of Saucony, Inc. on Form S-8 of our report dated March 30, 2004, relating to the consolidated financial statements and supplemental schedules listed in Item 15a(2) of Saucony, Inc. as of and for the years ended January 2, 2004 and January 3, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the year ended January 3, 2003 in the method of accounting for goodwill and intangible assets and to the application of procedures relating to certain disclosures of financial statement amounts related to the January 4, 2002 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of Saucony, Inc. for the year ended January 2, 2004.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 30, 2004